Exhibit 99.1

ARI NETWORK SERVICES
Moderator: Diane Mayford
06-14-11/3:30 pm CT
Confirmation # 5376901

ARI NETWORK SERVICES

Moderator: Diane Mayford
June 14, 2010
3:30 pm CT

Operator: Good day and welcome to this ARI Network Services Q3 FY11 earnings release call. As a reminder, this call is being recorded. At this time I’d like to introduce Diane Mayford. Please go ahead.

Diane Mayford:  Thank you (Tuari). Good afternoon and welcome to ARI Network Services Third Quarter Fiscal 2011 Earnings Call. Thanks for joining us today. My name is Diane Mayford, manager of financial reporting and with us today to discuss the quarter ended April 30, 2011 is Roy W. Olivier, President and CEO, and Darin Janecek, Vice President of Finance and CFO.

Also in attendance today is Brian Dearing, Chairman of the Board and (Mark Berg), Director of Finance. After prepared remarks we will open the call to questions. Complete disclosure of our results is available on the company’s quarterly Form 10-Q, which was filed today with the Securities & Exchange Commission.

These documents along with additional investor information can be found in the investor relations section of our Web site at www.arinet.com. A webcast of this call will be available beginning at 7:00 pm Central Standard Time on Wednesday, June 15th and will remain available until our next quarterly conference call.

ARI NETWORK SERVICES
Moderator: Diane Mayford
06-14-11/3:30 pm CT
Confirmation # 5376901

I’d like to underscore that while the primary purpose of this call is to discuss the earnings results for ARI’s third quarter ended April 30, 2011, we at times might make statements regarding future events, anticipated growth or general economic and market conditions.

These statements are subject to risks, uncertainty and assumptions and as such, statements made during this conference call deemed to be forward-looking statements are subject to the protections under federal law including without limitation statements regarding our forecast of revenue, profitability and cash. Words such as believe, anticipate, plan, expect and variations of such words and similar expressions are also intended to identify forward-looking statements.

For further information please refer to ARI’s risk factors, Item 1A of our Form 10-K for the fiscal year ended July 31, 2010. Please note that any forward-looking statements made are made as of today and we undertake no obligation to update these statements. Now I’ll turn the call over to Roy.

Roy Olivier:  Thanks Diane and good afternoon. Our fiscal 2011 third quarter represented another quarter of strong operating results. I’m proud of the progress we’ve made in executing on the strategies laid out in our annual report for the year ending July 31, 2010.

First I will cover the highlights of our third quarter and year to date results and then I will discuss the progress we have made. Our revenue for the quarter was approximately the same as last year at 5.4 million and declined 1% on a year to date basis to 15.9 million primarily due to certain one-time revenues recognized last year.

However, we experienced organic revenue growth of approximately 4% for both the quarter and year to date if we exclude those non-cash, non-recurring revenues, which Darin will discuss shortly. We generated operating income of 675,000 for the quarter and 1.4 million year to date, representing increases of 127% and 9% respectively.

ARI NETWORK SERVICES
Moderator: Diane Mayford
06-14-11/3:30 pm CT
Confirmation # 5376901

Without the aforementioned one-time items operating income would have increased to more than six times on a year to date basis. Net income for the third quarter was 541,000 or 7 cents per share and 763,000 or 10 cents per share year to date or an increase of 110%. We generated cash flows from operations of 862,000 in the third quarter compared to 950,000 last year and almost doubled our cash from operations on a year to date basis to 2.2 million.

Last year we borrowed 600,000 on our line of credit to fund our operations and investments year to date. This year we paid back 676,000 of our debt obligations. Our technology enabled solutions help our customers in the outdoor power, power sports, marine and RV verticals among others to drive revenue growth, increase operating efficiencies and improve their customer satisfaction.

It is our goal to be recognized in each of these verticals as an innovative leader. To accomplish this we continue to focus on our key strategies for fiscal 2011. I’d like to update you on the progress we have made in executing on these strategies. First is to execute on our current sales strategy of growing our customer base and increasing monthly recurring revenue or MRR.

As a result of the progress we have made towards executing this strategy we have realized a 4% increase in our third quarter recurring revenues, in our core catalog and Web site services over the same period last year and a 2% increase year to date. We increased the size of our customer satisfaction and renewal team and added a manger to oversee the team.

As a result, we have seen a 19% improvement in the customer churn rate for our core catalog and Web site services during fiscal 2011 compared to fiscal 2010. Our second strategy is deepening our relationships with existing customers, which we accomplished through the launch of new technology enabled products and services and cross sell and complementary products and services.

ARI NETWORK SERVICES
Moderator: Diane Mayford
06-14-11/3:30 pm CT
Confirmation # 5376901

This improves our value proposition to the customer, fosters organic growth and reduces customer churn rates in our strategic, subscription based products and services. On the product development front we rolled out many new enhancements to several product platforms during the third quarter including our pay per click marketing product Search Engine Smart.

Following the successful launch of the new Web Site Smart platform in the second quarter, we completed the migration of existing customers to the new platform during Q3. Additionally, we made substantial progress toward completing the development of our new lead management product Footsteps Professional and Footsteps Channel Connect.

Our product management team continues to work closely with our customers and development staff so that we can provide the innovative technology that helps our customers succeed with additional releases scheduled for the fourth quarter. Third, we continue to refine our organization and internal processes in order to drive innovation and efficiency, which includes narrowing our operational focus to high gross margin, recurring revenue products.

On March 1st we sold our AgChem EDI business to Global Range Corporation. A review of this business indicated that it was no longer strategic to our growth and that we could not devote the time necessary to achieve our vision of being a recognized leader in this market. We believe that our resources would be better dedicated to other areas of our operation and we will continue to review our other non-core products and services as necessary.

We also completed the second phase of our data center consolidation plan to create one tier three hosted facility as we moved our Bethlehem, Pennsylvania and Cyprus, California data centers to Madison, Wisconsin. We expect this consolidation to reduce our technology costs, provide a more scalable IT platform and provide improved performance on behalf of our customers.

ARI NETWORK SERVICES
Moderator: Diane Mayford
06-14-11/3:30 pm CT
Confirmation # 5376901

Lastly, we will continue to pursue strategic acquisitions that will allow us to expand our addressable market and customer base when opportunities arise. Now Darin will present more detail on our operating results including a discussion of cash flow.

Darin Janecek:  Thanks Roy and good afternoon. As Roy previously indicated, total revenues for the three months ended April 30, 2011 were 5.4 million, consistent with the same period last year.

For the nine months ended April 30, 2011 total revenues were 15.9 million, a 1% decline from the same period last year. This decline is attributed to the loss of non-cash, non-recurring revenues recognized in fiscal 2010. At the time of the Channel Blade acquisition we recorded a deferred revenue liability of $1.3 million related to Web site set up fees collected by Channel Blade prior to the acquisition.

Generally Accepted Accounting Principles require these revenues to be recognized over the term of the customer agreement. Since the acquisition we have been amortizing this non-recurring revenue, which is now fully amortized. We recognize revenues from the amortization of this liability of 13,000 and $49,000 for the three and nine months ended April 30, 2011 respectively versus 122,000 and 762,000 for the same periods last year.

In addition to this we divested the AgChem EDI business on March 1st. If we exclude these revenues from our results we actually achieved organic revenue growth of approximately 4% for both the three and nine months ended April 30, 2011 compared to the same periods last year. Now I will discuss revenues within each of our primary service categories, catalog, Web sites and lead management.

Catalog revenues were $3.2 million and $9.4 million for the three and nine months ended April 30th, which was consistent with the same periods last year. However, within this category we have seen a shift from professional service revenues, which are non-recurring, to a 1% increase in recurring license and maintenance revenues.

ARI NETWORK SERVICES
Moderator: Diane Mayford
06-14-11/3:30 pm CT
Confirmation # 5376901

Revenues generated from our Web site services were 1.3 million in the third quarter, a 6% increase over last year and $3.7 million year to date, a 10% decline compared to last year. 100% of the revenues from the amortization of the Channel Blade deferred revenue, which was discussed a second ago, were included in non-recurring Web site category.

Web site recurring revenue grew 14% and 6% for the three and nine months ended April 30, 2011 compared to the same periods last year. Lead management revenues were 247,000 for the third quarter of fiscal 2011 versus 256,000 last year and 656,000 year to date versus 735,000 last year over the same period.

Footsteps, our lead management product, currently enjoys a leading position in the marine and RV verticals both of which have been negatively affected by the weak economy due to the luxury nature primarily within the marine industry. Revenues generated from all other services were $648,000 and $2.2 million for the three and nine months ended April 30th, a 12% increase over the same periods last year.

This revenue category includes search engine Smart, our Search Engine advertising product, which has experienced substantial growth since its release in 2010 as well as it included our AgChem EDI product, which was sold on March 1st. Operating income for the third quarter of fiscal 2011 was $675,000 compared to $297,000 for the same period last year.

On a year to date basis operating income was 1.4 million compared to 1.3 million for the same period last year. Net income for the third quarter was 541,000 or 7 cents per diluted share compared to 26,000 or 0 cents per diluted share last year. For the nine months ended April 30th our net income was 763,000 or 10 cents per diluted share versus 364,000 or 5 cents per diluted share for the same period last year.

ARI NETWORK SERVICES
Moderator: Diane Mayford
06-14-11/3:30 pm CT
Confirmation # 5376901

Net income included a gain on sale of the AgChem EDI business net of taxes of approximately 260,000 or 3 cents per diluted share. Lastly, EBITDA, a non-GAAP measure, was $1.9 million for the third quarter of fiscal 2011 versus approximately 855,000 for the third quarter of last year and 3.9 million for the first nine months of fiscal 2011 versus 2.8 million last year.

This represents a 38% year over year increase. We believe this is a testament to the underlying strength of our business and we anticipate continued growth in EBITDA for the remainder of this year. Now I’ll shift my focus of my discussion from the income statement to the balance sheet. As of April 30, 2011 total assets were $19 million, a 4% decline from July 31, 2010 at which point total assets were 19.8 million.

A large portion of this decline was a result of the amortization of acquisition related intangible assets as well as a decline in our deferred tax assets, which were applied to our book income eliminating our current tax liability. Stockholders equity continued to increase with equity of 6.1 million at April 30th versus 5.2 million at July 31, 2010.

Cash and cash equivalents were 804,000 at April 30, 2011 compared to 938,000 as of July 31, 2010. Cash provided by operations was 862,000 for the third quarter versus 950,000 for the same period last year. The decline, which was primarily due to the timing of short-term obligations. Cash provided by operations was $2.2 million for the nine months ended April 30th versus 1.1 million over the same period last year.

This cash flow improvement can be attributed to several factors. First, as discussed throughout this call, the year over year decline in revenues related to the non-cash amortization of deferred revenue from the Channel Blade acquisition, which was approximately $762,000. Yet our year to date revenue decline was much less than this number meaning we were able to substantially offset the loss of these non-cash revenues with cash generating, recurring revenues.

ARI NETWORK SERVICES
Moderator: Diane Mayford
06-14-11/3:30 pm CT
Confirmation # 5376901

Additionally, our year to date operating expenses declined by more than $600,000 compared to the same period last year. This is a testament to the effectiveness of our efforts to drive efficiencies throughout the organization. The year to date improvement in our operating cash flow has allowed us to pay down a significant portion of our debt.

During the third quarter we paid down approximately $675,000, $525,000 which was paid down to our line of credit and the remainder was capital lease obligations. Over the same period last year we generated cash flow from financing activities of more than $600,000 and as we increased our outstanding line of credit from 500,000 to more than $1 million.

To sum up, we are pleased with our year to date operating results and with our cash flow, which we attribute to our ability to execute on our core strategies as Roy summarized earlier, and improved management reporting and forecasting abilities, which have allowed us to react quickly to changing conditions. I will now turn the discussion back to Roy for a few closing comments prior to the start of our Q&A session.

Roy Olivier:  Thank you Darin. I am very pleased with our results for the third quarter of fiscal 2011 and I am confident that we have the right strategies in place to lead ARI to continued growth and increased profitability in the future.

We have designed our product roadmaps to address our customers’ value drivers and I expect to see additional new product releases over the next few months. We have continued to direct more resources to our customer satisfaction and retention program and have continued to drive efficiencies and innovation throughout our organization.

ARI NETWORK SERVICES
Moderator: Diane Mayford
06-14-11/3:30 pm CT
Confirmation # 5376901

As a result, we are beginning to see not only improvements in our cash flows and EBITDA but in our net income and earnings per share, which we expect will ultimately grow shareholder value. At this time I’d like to open the call for any questions.

Operator:  Thank you. To ask a question during today’s call please press star, 1 to be placed in the queue. Please be aware that you will be asked to record your name at that time.

Also, if you are using a speakerphone please release your mute function for your signal to reach us. Once again that’s star, 1 if you have a question or comment at this time. And we’ll pause a brief moment. Once again everyone, it is star, 1 if you have a question or a comment at this time. We’ll take our first question from (Sally Wallick).

(Sally Wallick):  Good afternoon. This is (Sally Wallick) with (Ethic) Financial. I had a question about the acquisition strategy. I just wondered if you could give us a little bit more color on that.

In particular, what are you looking for in acquisitions? What would be a good fit for the company? And also what is the acquisition environment like at the moment?

Roy Olivier:  I can address the first part of the question (Sally). You know, we continue to look for opportunities that will expand our addressable market size, our customer base and possibly add additional products.

And we continue to look at and evaluate a lot of opportunities in that area and where they make sense for us and where they line up with our strategy we’ll pull the trigger on one where it make sense. Brian, do you want to address the second part of the question, what the environment looks like?

ARI NETWORK SERVICES
Moderator: Diane Mayford
06-14-11/3:30 pm CT
Confirmation # 5376901

Brian Dearing:  Well, the environment is actually quite positive for acquisitions at the present time. I mean the credit markets are still relatively constrained but historically we have tended to use seller notes when that was necessary so that we’re not really as affected by the credit markets as for example a private equity firm would be.

There are lots of smaller companies that are in and around our market space who have not fared so well during the economic turbulence that we have experienced during the last two or three years as has ARI. And so to some extent we are in the (captain’s) seat as it were with regard to having some opportunities.

We are not a portfolio acquirer however. We acquire for the purpose of integrating with our existing operations. So for us the key criteria are fit with the strategy and ability to integrate as opposed to for example more financial criteria such as price. Does that answer your question (Sally)?

(Sally Wallick):  It does. Thank you very much. That was very helpful.

BD:  You’re welcome.

Operator:  And just to remind our audience it is star, 1 if you have a question or a comment. We’ll move next to (Robert Beatty).

(Bob Manning):  Hello. This is (Bob Manning). Am I on?

Operator:  Yes your line is open.

Roy Olivier:  Yes, you’re on.

ARI NETWORK SERVICES
Moderator: Diane Mayford
06-14-11/3:30 pm CT
Confirmation # 5376901

(Bob Manning):  Okay. The deferred revenue has been dropping but it didn’t drop in this last quarter. Is that seasonal or are you getting more cash up front than you’ve been getting recently?

Darin Janecek:  I think it’s a combination. It’s mainly the Channel Blade acquisition related deferred revenue. We have essentially fully amortized that and the amount of amortization we have taken this year is significantly less than last year.

(Bob Manning):  So ex-Channel Blade is the outlook for deferred revenue that it may hold steady? I had kind of thought that it was on a declining trend. And if it’s not, that’s obviously good for cash.

Darin Janecek:  No. I think we would over time expect that to decline as more customers pay us monthly as opposed to up front annually. So the lack of significant expected decline would partly be due to timing.

But like I said, the bulk of the decline this year was due to the - or the bulk of decline of not getting the decline you would expect is due to the fact that Channel Blade amortization has tapered off.

(Bob Manning):  Yes. Good. Now did the organic revenue growth of 4% - I can’t figure this out looking at it quickly. Does that include the $433,000 gain on what do you call it, disposal, disposition of component of an entity or not? It looked to me like maybe it did. But the organic revenue growth I assume does not include that sale.

Darin Janecek:  That is correct.

(Bob Manning):  Okay.

ARI NETWORK SERVICES
Moderator: Diane Mayford
06-14-11/3:30 pm CT
Confirmation # 5376901

Darin Janecek:  It’s taking our revenues and pulling out the revenue from Channel Blade and pulling out the year over year revenue as if the divestiture occurred at the beginning of last year.

(Bob Manning):  Yes. Okay. And how about cross selling progress? How is that going?

Roy Olivier:  I think the cross selling efforts continue to go pretty well. As we have seen some economic recovery in some of the vertical markets we serve, the product cross selling has gone well this year.

We are ahead of our plan in that area and we expect to, barring any kind of economic downturn, we expect to see it continue to trend in the right direction.

(Bob Manning):  Year over year revenue growth was revenues were up a little bit I guess here. The hope has been that might accelerate a little bit with the addition of new products and I assume that’s still the case but I just wanted to ask.

Roy Olivier:  Yes. I mean I think that we - you know, the three drivers of revenue growth for us is the continued focus on reducing customer churn, continued focus on bringing in new logos, new customers and continuing to provide billable features and existing product that provide up sell opportunities for existing customers.

And I think we’re doing two of those three pretty darn well. The third one we’ll continue to improve in. And you know, our focus continues to be organic growth and driving organic growth north of where it is today. So I expect we’ll continue to see some positive progress in organic growth over the next few quarters.

(Bob Manning):  Great. Thank you.

ARI NETWORK SERVICES
Moderator: Diane Mayford
06-14-11/3:30 pm CT
Confirmation # 5376901

Operator:  We have no further questions in our queue at this time. I’d like to give our audience an additional reminder it is star 1 if you have a question or a comment at this time.

It appears we have no further questions in our queue at this time. I’ll turn the call back over to our speakers for any final or additional comments.

Diane Mayford:  Thank you (Tuari). And once again thank you for participating in this conference call. I’d like to remind our listeners that the complete disclosure of our results is available in our quarterly Form 10-Q, which was filed with the Securities & Exchange Commission today.

These documents along with additional investor information can be found in the investor relations section of our Web site at www.arinet.com. A webcast of this call will be available beginning at 7:00 pm Central Standard Time Wednesday, June 15th and will remain available until our next quarterly conference call. Thank you.

Operator:  That does conclude our conference call for today everyone. We do thank you all for your participation.

END